Exhibit 23.1


The Board of Directors
EMS Technologies, Inc.



We consent to incorporation by reference in the registration statements on Form S-8(Nos. 2-76455, 2-78442, 2-94049, 33-31216, 33-41042, 33-
50528, 333-20843, 333-32425, and 333-76797) and on Form S-3(No. 333-
86973) of EMS Technologies, Inc. of our report dated February 25, 2000, relating to the consolidated balance sheets of EMS Technologies, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear or are incorporated by reference in the December 31, 1999 annual report on Form 10-K of EMS Technologies, Inc.

In our reports specified above, we state that we did not audit the financial statements of EMS Technologies Canada, Ltd., a wholly-owned subsidiary, which statements were audited by other auditors whose report has been furnished to us. Our opinion, insofar as it relates to EMS Technologies Canada, Ltd., is based solely on the report of the other auditors.


                             KPMG LLP



Atlanta, Georgia
March 30, 2000